Exhibit 10.30

HCFP/BRENNER SECURITIES, LLC

888 Seventh Avenue, 17th Floor

New York, New York 10106

April 30, 2002

Dwango North America, Inc.

2100 West Loop South, Suite 926

Houston Texas 77027

Attention: Mr. Robert E. Huntley

        Chief Executive Officer

Gentlemen:

We are pleased that Dwango North America, Inc. (the “Company”) has selected HCFP Brenner Securities, LLC (the “Placement Agent”) to act as its financial advisor and exclusive agent to assist the Company in connection with a private placement of up to $751,500 of the Company’s equity securities (the “Financing”). It is intended that the Financing will be consistent with the general terms set forth in the term sheet attached as Schedule A hereto, which are subject to change based upon the mutual agreement of the parties hereto. Capitalized terms used in Schedule A which are not defined therein shall have the meaning ascribed to such terms in this Agreement. This letter will confirm our acceptance and set forth the terms of the engagement agreed to between us.

1. Retention. The Company hereby retains the Placement Agent as the exclusive financial advisor and placement agent for the Company in connection with the proposed Financing from the date hereof until the Expiration Date (as defined below) (the “Engagement Period”). During the Engagement Period the Company will not contact or solicit potential investors with respect to the Financing and all inquiries and offers received by the Company with respect thereto shall be referred to the Placement Agent. Prior to the delivery of Offering Materials to third parties, the Placement Agent shall inform the Company, through e-mail to Robert E. Huntley, of the names of such parties, and the Company shall have the right, within 48 hours and in good faith, to disapprove the sending of such materials to any one or more such parties. It is understood that execution of this Agreement does not assure the successful completion of the Financing or any portion thereof. For the purposes of this Agreement, the term “Expiration Date” shall mean the date that is four (4) months from the date hereof, unless extended by the parties hereto.

2. Information. In connection with the Placement Agent’s activities hereunder, you will furnish us and our counsel upon request with all material and information regarding the business and financial condition of the Company (all such information so furnished being the “Information”), and with a private placement summary (including a complete term sheet for the Financing) and/or other documentation (as agreed to by the Placement Agent and the Company) with respect to the Company and the Financing (such summary and/or other documentation in the form authorized by you, including any exhibits or supplements thereto, to the extent authorized by you, being the “Offering Materials”). The Company represents and warrants that all Information and the Offering Materials, including but not limited to the Company’s financial information (as mutually determined by the Company and the Placement Agent), will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances under which such statements are or will be made. The Company recognizes and confirms that the Placement Agent: (a) will use and rely primarily on the Information, the Offering Materials and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same; (b) is authorized to act as the Company’s exclusive financial advisor and placement agent to transmit to any prospective investor a copy or copies of the Offering Materials, forms of purchase agreements and any other legal documentation supplied to the Placement Agent for transmission to any prospective investor by or on behalf of the Company or by any of the Company’s officers, representatives or agents, in connection with the performance of the Placement Agent’s services hereunder or any transaction contemplated hereby; (c) does not assume responsibility for the accuracy or completeness of the Information or Offering Materials and such other information; (d) will not make an appraisal of any assets of the Company; and (e) retains the right to continue to perform due diligence during the course of the engagement. The Placement Agent agrees to use their reasonable best efforts to keep the Information confidential and the Placement Agent will not make use thereof, except in connection with services hereunder for the Company, unless (i) disclosure is required by law or requested by any government, regulatory or self-regulatory agency or body; (ii) any Information is or becomes generally available to the public without fault of the Placement Agent; or (iii) any Information was or becomes available to the Placement Agent on a non-confidential basis from a source other than the Company or any of its representatives.

3. Compensation. As compensation for services rendered and to be rendered hereunder by the Placement Agent, the Company agrees to pay to the Placement Agent as follows:

(a) The Company shall pay to the Placement Agent upon execution of this Agreement a non-refundable engagement fee of $10,000, which shall be creditable against amounts payable pursuant to Section 3(b).

(b) Upon closing of the Financing, the Company agrees to pay to the Placement Agent in cash a fee in an amount that is equal to ten percent (10%) of the aggregate gross proceeds raised in the Financing; provided, however, that the fee shall be five percent (5%) of the aggregate gross proceeds raised from investors introduced by the Company. Notwithstanding the foregoing, if any portion of the proceeds raised in the Financing are not paid to the Company at the closing of the Financing, the placement fee relating to such deferred proceeds shall be paid by the Company upon receipt of the deferred proceeds. It is understood that if the Financing is consummated by means of more than one closing, the Placement Agent shall be entitled to the fees provided herein with respect to each such closing. The Company shall also pay to the Placement Agent a non-accountable expense allowance in an amount which is equal to three percent (3%) of the aggregate gross proceeds raised in the Financing.

(c) In addition, the Placement Agent (or its designated nominees) shall receive, at the closing of any Financing, warrants (the “Warrants”) to purchase a number of the Company’s securities that equals ten percent (10%) of the number of securities of the Company sold at such closing. The Warrants shall be five-year warrants exercisable at the offering price per share in the Financing and shall contain registration rights and such other terms and conditions agreeable to the Company and the Placement Agent. The Warrants may be assigned in whole or in part by the Placement Agent, subject to securities law compliance.

(d) Notwithstanding any termination of this Agreement pursuant to the terms hereof or otherwise, if on or before the Expiration Date, the Company enters into a definitive commitment relating to a Financing (or any portion thereof) with any party, or within twenty-four months from the date hereof the Company enters into a definitive commitment relating to a Financing (or any portion thereof) with any investors to whom the Placement Agent delivered Offering Materials in accordance with Section 1, the Company shall pay to the Placement Agent fees in accordance with the terms and provisions of Section 3(b) and Warrants in accordance with the terms and provisions of Section 3(c). The Company also shall pay to the Placement Agent during such twenty-four month period a mutually agreeable fee relating to joint ventures or strategic or similar relationships developed by the Company through the efforts of the Placement Agent.

4. Certain Expenses. The Company shall be liable for, without limitation, the following expenses that may be incurred in connection with the Financing: (a) printing of materials related to the Financing; (b) “blue sky” filing fees and disbursements and expenses of “blue sky” registration and qualification (or notice filing); and (c) travel and lodging expenses of the Placement Agent for pre-approved travel and lodging outside of the New York Metropolitan area. The Company shall pay said expenses directly whenever practicable and shall otherwise reimburse the Placement Agent upon request and delivery of appropriate supporting documentation. The expenses set forth in this Section 4 will not be considered covered by, and reimbursement of such expenses is in addition to, the non-accountable expense allowance described in Section 3(b) and shall be paid regardless of whether or not any Financing is consummated. The Company’s obligations with respect to all fees and expenses due and payable to the Placement Agent pursuant to this Section 4 and elsewhere in this Agreement shall survive any termination of the Placement Agent’s engagement hereunder.

5. Certain Offering Procedures; Agency Agreement. The Company and the Placement Agent each represent to the other that they have not taken, and the Company and the Placement Agent each agree with the other that they will not take, any action, directly or indirectly, so as to cause the Financing to fail to be entitled to rely upon the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “Act”), and Regulation D promulgated thereunder. In effecting the Financing, the Company and the Placement Agent each agree to comply in all material respects with applicable provisions of the Act and any regulations thereunder and any applicable state laws and requirements. It is understood that investors in the Financing shall be “accredited investors” within the meaning of Regulation D. The Company and the Placement Agent may execute an Agency Agreement or other appropriate agreements as deemed necessary by the Placement Agent or their counsel, containing, among other things, the Company’s representations, warranties, covenants (including without limitation, opinions acceptable to the

Placement Agent to be delivered by counsel to the Company), indemnities and other provisions appropriate to a transaction such as the Financing. In the absence of such an agreement, the Company shall at or prior to the Closing of any Financing, deliver to the Placement Agent such documents (including without limitation, opinions acceptable to the Placement Agent to be delivered by counsel to the Company) as may be reasonably requested by the Placement Agent including, without limitation, an agreement for a customary eighteen (18) month right of first refusal for future financings, provided, however that such right of refusal shall contain a provision providing for termination of such right in consideration of the payment of a $30,000 termination fee by the Company to the Placement Agent. The Company agrees that all representations, warranties and covenants made by it to investors and contained in the subscription agreement portion of the Offering Materials shall be deemed also to be made to the Placement Agent for their benefit.

6. Indemnification. The Company agrees to the indemnification and other agreements set forth in Schedule B attached hereto, the provisions of which are incorporated herein by reference and shall survive the termination or expiration of this Agreement.

7. Termination; Survival of Provisions. This letter may be terminated by the Placement Agent or the Company at any time upon thirty (30) days prior written notice to the other party. In the event of such termination, the Placement Agent shall be paid by the Company all fees earned through the date of such termination (“Termination Date”) as well as afterwards pursuant to any provision of Section 3 hereof, together with all expense reimbursements due under the terms of Section 4. All such fees and reimbursements due the Placement Agent pursuant to the immediately preceding sentence shall be paid to the Placement Agent on or before the Termination Date (in the event such fees and reimbursements are earned or owed as of the Termination Date) or upon the closing of the Financing or any applicable portion thereof (in the event such fees are due pursuant to the terms of Section 3(d) above). Notwithstanding anything expressed or implied herein to the contrary, the terms and provisions of the confidentiality provisions of Section 2 and the terms and provisions Sections 3(d), 4,6 (including but not limited to the provisions of Schedule B incorporated herein by reference) and 7 shall survive the termination of this Agreement for any reason.

8. Notices. All notices provided hereunder shall be given in writing and either delivered personally or by overnight courier service or sent by certified mail, return receipt requested, if to HCFP/Brenner Securities, LLC, to 888 Seventh Avenue, 17* Floor, New York, NY 10106, Attention: Ira Scott Greenspan, Vice Chairman; and if to the Company, to Dwango North America, Inc., 2100 West Loop South, Suite 926, Houston, Texas 77027, Attention: Robert E. Huntley, Chief Executive Officer, with a copy to Kaufman & Moomjian, LLC, 50 Charles Lindbergh Boulevard, Suite 206, Mitchel Field, New York 11553, Attention: Gary T. Moomjian.

9. Governing Law; Amendment; Headings. This Agreement shall be deemed to have been made and delivered in New York City, and both this Agreement and the services contemplated hereby shall be governed as to validity, interpretation, construction, effect, and in all other respects by the internal laws of the State of New York. Each of the Placement Agent and the Company (a) agrees that any legal suit, action, or proceeding arising out of or relating to this Agreement and/or the transactions contemplated hereby shall be instituted exclusively in New York State Supreme Court, County of New York, or in the United States District Court for the Southern

District of New York, (b) waives any objection which it may have now or hereafter to the venue of any such suit, action, or proceeding, and (c) irrevocably consents to the jurisdiction of the New York State Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. Each of the Placement Agent and the Company further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action, or proceeding in the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, and agrees that service of process upon the Company mailed by certified mail to the Company’s address shall be deemed in every respect effective service of process upon the Company in any such suit, action or proceeding, and service of process upon the Placement Agent mailed by certified mail to the Placement Agent’s address shall be deemed in every respect effective service of process upon the Placement Agent in any such suit, action, or proceeding. This Agreement may not be modified or amended except in a writing duly executed by the parties hereto. The section headings in this Agreement have been inserted as a matter of convenience of reference and are not part of this Agreement.

10. Successors and Assigns. The benefits of this Agreement shall inure to the parties hereto, their respective successors and assigns and to the indemnified parties hereunder and their respective successors and assigns, and the obligations and liabilities assumed in this Agreement shall be binding upon the parties hereto and their respective successors and assigns. Notwithstanding anything contained herein to the contrary, neither the Placement Agent nor the Company shall assign to an unaffiliated third party any of its obligations hereunder.

11. Press Announcements. At any time after the consummation or other public announcement of the Financing, the Placement Agent may place an announcement in such newspapers and publications as it may choose, stating that the Placement Agent acted as exclusive financial advisor and placement agent to the Company in connection with the Financing.

12. Counterparts. For the convenience of the parties, this Agreement may be executed in any number of counterparts, each of which shall be, and shall be deemed to be, an original instrument, but all of which taken together shall constitute one and the same Agreement.

13. Representations and Warranties. The Company represents and warrants to the Placement Agent as follows:

(a) Authority Relative to this Agreement. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement has been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement. This letter has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement or obligations of the Company, enforceable against the Company in accordance with its terms.

(b) Non-contravention. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement does not and will not conflict with or result in a breach by the Company of any of the terms or provisions of, or constitute a default under (i) the articles of incorporation or by-laws of the Company, each as currently in effect, (ii) any indenture, mortgage, deed of trust, or other agreement or instrument to which the Company is a party or by which it or any of its properties or assets are bound, (iii) to its knowledge, any existing applicable law, rule, or regulation or any applicable decree, judgment, or (iv) to its knowledge, order of any court, United States federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over the Company or any of its properties or assets.

If the foregoing correctly sets forth our agreement, please sign the enclosed copy of this Agreement in the space provided below and return it to us.

Very truly yours, HCFP/BRENNER SECURITIES, LLC

By:	/s/ Ira Scott Greenspan

Name: Ira Scott Greenspan
Title: Vice Chairman

Confirmed and Agreed to as of the date first above written. DWANGO NORTH AMERICA, INC.

By:	/s/ Robert E. Huntley

Name: Robert E. Huntley
Title: Chief Executive Officer

SCHEDULE A

Summary Term Sheet

Securities Offered:	Up to a maximum of 450,000 shares of the Company’s common stock (the “Common Stock”), with gross proceeds to the Company of $751,500. Minimum offering shall be 300,000 shares, or $501,000 of gross proceeds.

Offering Price:	$1.67 per share.

Use of Proceeds:	The Company intends to use the net proceeds of the Financing primarily for general corporate and working capital purposes.

Securities Outstanding:	Prior to the Financing, the Company has (a) 2,567,838 shares of Common Stock outstanding (including 32,163 shares expected to be issued to the landlord of certain premises leased by the Company, but excluding warrants issued as part of the Bridge Securities, as hereinafter defined); and (b) warrants and options outstanding to purchase 374,550 shares of Common Stock exercisable at $1.11 per share, excluding the Bridge Securities. In April 2002, the Company completed a bridge financing in the form of a $100,000 principal amount note (the “Note”), resulting in net proceeds to the Company of $100,000 and in connection with which the Company issued warrants to purchase 29,940 shares of Common Stock (the “Bridge Warrants”) at an exercise price of $1.67 per share. The Note converts automatically upon the closing of the Financing (the “Closing”) at a conversion price of $1.67 per share into 59,880 shares of Common Stock (the “Bridge Shares” and, together with the Bridge Warrants, the “Bridge Securities”). Upon completion of the Financing (and including the Bridge Securities), there will be (a) 3,077,718 shares of Common Stock and (b) warrants and options to purchase 404,490 shares of Common Stock outstanding. The Company may issue stock options under its Incentive Plan (1,000,000 authorized shares), at an exercise price of no less than $1.67 per share, to new employees, directors or others, subject to the consent of the Placement Agent, which may not be unreasonably withheld (the issuance of stock options to purchase 100,000 shares at $1.67 per share to Ryo Shimizu shall be deemed consented to).

Registration Rights:	None of the Securities offered in the Financing will be registered under the Securities Act of 1933. Each investor in the Financing will be granted certain registration rights.

Information Rights:	Until the earlier of the initial public offering of the Company or three years from the Closing, the Company will deliver to the purchasers of securities in the Financing:

(i)       annual financial statements within 120 days after each fiscal year end (which, if available, shall be audited), and

(ii)      quarterly unaudited, internally generated financial statements with comparisons to the same period in the prior fiscal year, within 45 days after each quarter’s end.

The Company shall also deliver to the Placement Agent any other reasonable information requested by the Placement Agent, from time to time pertaining to the Company’s business, subject to appropriate confidentiality obligations.

Additional Share Issuances:

From the date hereof until the Closing, the Company shall not issue any securities without the prior written consent of the Placement Agent, subject to the provisions set forth under “Securities Outstanding” and which consent may not be unreasonably withheld. For a period of one year from Closing, the Company shall not, without prior written consent of the Placement Agent (which consent may not be unreasonably withheld), issue any shares of Common Stock, except upon the exercise of preexisting stock options as described under “Securities Outstanding”, unless the Company receives consideration in respect of such issuance equal to or greater than $1.67 per share. In the event that the Placement Agent’s consent is not given as set forth in this paragraph, then the Company may nonetheless issue the subject securities so long as it offers a portion of such securities, on the same terms as offered to others, in an amount necessary to allow the investors to maintain their fully diluted ownership percentage.

SCHEDULE B

Dwango North America, Inc.

2100 West Loop South, Suite 926

Houston Texas 77027

April 30, 2002

HCFP/Brenner Securities, LLC

888 Seventh Avenue

New York, NY 10106

Attention:	Ira Scott Greenspan Vice Chairman

Gentlemen:

This letter agreement is entered into pursuant to the engagement letter (the “Agreement”), dated April 30,2002, between Dwango North America, Inc. (the “Company”) and HCFP Brenner Securities, LLC (the “Placement Agent”). Unless otherwise noted, all capitalized terms used herein shall have the meanings set forth in the Agreement.

Since the Placement Agent will be acting on behalf of the Company in connection with the engagement contemplated by the Agreement, and as part of the consideration for the agreement of the Placement Agent to furnish its services pursuant to such Agreement, the Company hereby agrees to indemnify and hold harmless the Placement Agent and its affiliates and the respective directors, officers, partners, controlling persons (within the meaning of Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934), agents, counsel and employees of the Placement Agent or any of their affiliates (the Placement Agent and each such other person or entity being referred to individually as an “Indemnified Person” and, collectively, as “Indemnified Persons”) from and against any and all claims, liabilities, losses, damages, penalties, judgments, awards and expenses incurred by any Indemnified Person (including fees and disbursements of counsel) which (A) are related to or arise out of (i) actions taken or omitted to be taken (including any untrue statements made or alleged to have been made or any statements omitted or alleged to have been omitted, whether in connection with the Information or any other oral or written statements) by the Company, its affiliates, directors, employees or agents or (ii) actions taken or omitted to be taken by an Indemnified Person with the Company’s consent or in conformity with its instructions or its actions or omissions or (B) are otherwise related to or arise out of the Placement Agent’s activities on the Company’s behalf in connection with the engagement and will reimburse the Placement Agent and any other Indemnified Person for all costs and expenses, including reasonable counsel fees and disbursements, as they are incurred, in connection with investigating, preparing and defending any action, formal or informal claim, investigation, inquiry or other proceeding, whether or not in connection with pending or threatened litigation, caused by or arising out of or in connection with the Placement Agent acting pursuant to the engagement, whether or not the Placement Agent or any Indemnified Person is named as a party thereto and whether or not any liability results therefrom. The Company will not, however, be responsible for any claim, liabilities, losses, damages or expenses which are finally judicially determined by a court of competent jurisdiction (not subject to further review) to have resulted primarily from the Placement Agent’s willful misconduct or gross negligence. The Company also agrees that neither the Placement Agent nor any other Indemnified Person shall have any liability to the Company for or in connection with such engagement except for any such liability for claims, liabilities, losses, damages, or expenses incurred by the

Company which is finally judicially determined to have resulted primarily from the Placement Agent’s willful misconduct or gross negligence.

In order to provide for just and equitable contribution, if a claim for indemnification is made pursuant to these provisions but is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification is not available for any reason even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and the Placement Agent on the other hand, shall contribute to such claim, liability, loss, damage or expense for which such indemnification or reimbursement is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and the Placement Agent on the other hand, in connection with the actions contemplated by the engagement, subject to the limitation that in any event the Placement Agent’s and all Indemnified Person’s aggregate contribution to all losses, claims, damages, liabilities and expenses to which contribution is available hereunder shall not exceed the amount of fees actually received by the Placement Agent pursuant to the Agreement.

The foregoing right to indemnity and contribution shall be in addition to any rights that the Placement Agent or any other Indemnified Person may have at common law or otherwise and shall remain in full force and effect following the completion or any termination of the Placement Agent’s engagement. The Company hereby consents to personal jurisdiction and to service and venue in any court in which any claim which is subject to this agreement is brought against the Placement Agent or any other Indemnified Person. Neither termination nor completion of the engagement of the Placement Agent referred to above shall affect these provisions which shall remain operative and in full force and effect.

This agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be fully performed therein, without regard to conflicts of law principles.

Please sign and return an original and one copy of this letter to the undersigned to indicate your acceptance of the terms set forth herein, whereupon this letter and your acceptance shall constitute a binding agreement between the Company and the Placement Agent as of the date of the Agreement.

Sincerely,

DWANGO NORTH AMERICA, INC.

By:	/s/ Robert E. Huntley

Name: Robert E. Huntley
Title: Chief Executive Officer

Accepted and Agreed:
HCFP BRENNER SECURITIES, LLC

By:	/s/ Ira Scott Greenspan

Name: Ira Scott Greenspan
Title: Vice Chairman

HCFP/BRENNER SECURITIES, LLC

888 Seventh Avenue, 17th Floor

New York, New York 10106

October 7, 2002

RG Securities LLC

One Hollow Lane, Suite 208

Lake Success, New York 11040

Attention: James Scibelli

Gentlemen:

Reference is hereby made to the letter agreement between HCFP/Brenner Securities, LLC (“HCFP”) and Dwango North America, Inc. (“Dwango”), dated April 30, 2002 (the “Placement Agent Agreement”), a copy of which is attached hereto as Annex I. Capitalized terms used in this letter agreement and not defined herein shall have the meanings ascribed to them in the Placement Agent Agreement.

For valid consideration, the receipt of which the undersigned hereby acknowledge, HCFP, RG Securities LLC (“RG”) and Dwango, intending to supplement and modify the Placement Agent Agreement as provided herein, agree as follows:

Definition of Placement Agent

1.	Notwithstanding Section 1 of the Placement Agent Agreement, HCFP and RG shall act as exclusive co-placement agents on behalf of Dwango in connection with the Financing during the Engagement Period, and all references in the Placement Agent Agreement to the “Placement Agent” shall mean HCFP and RG as if RG was an original party thereto. In addition, RG shall be entitled to the benefits of Schedule B (Indemnification Letter Agreement) to the Placement Agent Agreement and all references in such Schedule B to the “Placement Agent” shall mean HCFP and RG as if RG was an original party thereto.

Compensation

2.

HCFP and RG each shall be entitled to receive from Dwango one-half of all compensation, non-accountable expense allowances, and warrants to purchase Dwango securities otherwise required to be delivered by Dwango to HCFP, pursuant to the Placement Agent Agreement prior to its being modified hereby. In addition, HCFP and RG shall be entitled to receive from Dwango a total of $25,000 which amount represents 5% of (i) the gross proceeds ($400,000) received by Dwango from Dwango Co. Ltd. in connection with the July 2002 sale of 239,521 shares of common stock of Dwango to Dwango Co. Ltd., at $1.67 per share, and (ii) the gross proceeds ($100,000) received by Dwango from Dwango Co. Ltd. in connection with the issuance of a 4% convertible promissory note by Dwango in favor of Dwango Co. Ltd. HCFP hereby acknowledges that, as of the date of this letter agreement, it, on behalf of the Placement Agents, received $20,000 of the $25,000 described in the preceding sentence. Notwithstanding the foregoing, the undersigned agree that all cash payments required by this paragraph to be paid by Dwango to the Placement Agents shall be made by Dwango to HCFP, who shall remit to RG the portion of such payments owing to it in accordance with the Placement Agent Agreement, as modified hereby.

3.	RG shall be reimbursed by Dwango for such expenses incurred by RG relating to the Financing for which HCFP would have been entitled to be reimbursed by Dwango under the Placement Agent Agreement prior to its being modified hereby.

4.	On or prior to the closing of the Financing, Dwango shall have authorized the issuance to each of HCFP and RG of warrants in the form attached hereto as Annex II (the “Warrants”). The Company acknowledges that it shall deliver to the Placement Agents on or prior to the closing of the Financing a registration rights agreement in the form attached to the Offering Materials.

Representations and Warranties

Dwango hereby represents and warrants to each of HCFP and RG that:

5.	The execution and delivery of, and the performance of the transactions contemplated by, this Agreement have been authorized by all requisite corporate action of Dwango. Dwango has the power and authority to execute and deliver this Agreement and the Warrants, to issue the Warrants (and the underlying shares), and to consummate the transactions contemplated hereby and thereby, and this Agreement and the Warrants are valid, binding and enforceable against Dwango in accordance with their respective terms.

6.	The Warrants and the shares underlying the Warrants, when issued, sold and delivered in accordance with the terms of the Warrants for the consideration expressed therein, will be duly and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under the Warrants and under applicable state and federal securities laws. The issuance and delivery of the Warrants and the shares underlying the Warrants are not and will not be subject to any pre-emptive rights, rights of first refusal, rights of first offer or other similar rights.

7.	The execution, delivery and performance of this Agreement and the Warrants and the consummation of the transactions contemplated hereby and thereby by Dwango do not and will not, with the giving of notice or the passage of time or both, violate or result in a breach or termination of any provision of, or constitute a default under, the Certificate of Incorporation or the Bylaws of Dwango or any order, judgment, decree, statute, regulation, contract, agreement or any other restriction of any kind or description to which Dwango or its assets may be bound or subject.

8.	Subject to the continued accuracy of the representation and warranty set forth in paragraph 10, the offer and issuance of the Warrants (and the issuance of the shares underlying the Warrants) is and will be exempt from the registration requirements of Section 5 of the Act.

9.	The representations and warranties made by Dwango in the subscription agreement attached hereto as Annex III (the “Subscription Agreement”) are hereby incorporated into this Agreement by reference herein as if made to HCFP and RG in this Agreement.

Each of HCFP and RG severally as to such Placement Agent represents and warrants to the Company that:

10.	It is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Act.

Conditions of Obligations

11.	The obligations of HCFP and RG under the Placement Agent Agreement, as modified herein, are subject to the accuracy, on the closing date of the Financing and on any subsequent related closing date, of the representations and warranties of Dwango herein, to the performance, on or prior to such date, by Dwango of its obligations under each of the Placement Agent Agreement, as modified herein, and the Subscription Agreement, and to each of the following additional conditions precedent:

(a)	The Offering Materials, as amended or supplemented as of such closing date, shall not contain any untrue statement of fact which, in the reasonable opinion of HCFP and RG, is material or omit to state a fact which, in the reasonable opinion of HCFP and RG, is material and is necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)

There shall not have occurred (i) any change, or any development involving a prospective change, in or affecting particularly the business or properties of Dwango which, in the judgment of HCFP and RG, materially impairs the investment quality of the Financing; (ii) any banking moratorium declared by Federal or New York authorities; (iii) any outbreak or escalation of major hostilities in which the United States is involved, any declaration of war by Congress or any other substantial national or international calamity or emergency if, in the judgment of HCFP and RG, the effect of any such outbreak, escalation, declaration, calamity or emergency makes it impractical or inadvisable to proceed with the Financing; (iv) any change in U.S. or international financial, political or economic conditions or U.S. or international securities or commodities markets as would, in the judgment of HCFP and RG, be likely to prejudice materially the success of the Financing, or (v) any action or proceeding against Dwango under the Act or the Securities and Exchange Act of

1934 which is likely, in the reasonable judgment of HCFP and RG, to have a material adverse effect on the Financing.

(c)	The Placement Agents shall have received a legal opinion from counsel to Dwango in form and substance satisfactory to the Placement Agents.

Right of First Refusal

12.	If, during the Engagement Period or within 18 months thereafter, Dwango proposes to effect any offering or financing, Dwango agrees to offer to engage HCFP and RG as its financial advisors and exclusive co-placement agents in connection with such transaction. The terms of such additional engagement will be set forth in a separate letter agreement providing for compensation, other terms and documentation customary to HCFP and RG for similar transactions. Dwango shall be entitled to terminate such right of first refusal in consideration of the payment to each of HCFP and RG in the amount of $15,000.

Miscellaneous

13.	None of the undersigned nor any person acting on its behalf has offered or sold or will offer or sell the equity securities to be offered in the Financing by means of any form of general solicitation or general advertising, including but not limited to (a) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or (b) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

14.	Dwango will advise HCFP and RG promptly of any proposal to amend or supplement the Offering Materials and will afford each of HCFP and RG a reasonable opportunity to comment on any such proposed amendment or supplement.

15.	If at any time any event occurs as a result of which the Offering Materials as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made when such Offering Materials are delivered to a prospective purchaser or a purchaser, not misleading, or if it is necessary at any such time to amend or supplement the Offering Materials to comply with any applicable law, Dwango promptly will notify HCFP and RG to suspend solicitation of offers to purchase the equity securities to be offered in the Financing and Dwango will promptly prepare an amendment or supplement which will correct such statement or omission or effect such compliance.

16.	Dwango will take any and all actions, and execute and file any and all documents or instruments, that are necessary in order to obtain or maintain exemptions from the registration requirements of the Act, applicable state securities or blue sky laws or other applicable laws.

17.	All press announcements relating to the Financing shall state that HCFP and RG acted as co-placement agents to Dwango in connection with the Financing.

18.	The provisions of this letter agreement and the Placement Agent Agreement may not be terminated, amended, modified or supplemented, and waivers or consents to departures from the provisions hereof and thereof may not be given unless consented to in writing by both HCFP and RG. Except as and to the extent expressly modified and supplemented hereby, the Placement Agent Agreement remains in full force and effect, and all references to the Placement Agent Agreement after the date hereof shall mean the Placement Agent Agreement as so modified and supplemented.

19.	Schedule A (Term Sheet) to the Placement Agent Agreement is hereby replaced in its entirety by Schedule A attached hereto.

20.	Section 8 of the Placement Agent Agreement is hereby modified 50 as to add RG. Notice shall be provided to RG in accordance with the Placement Agent Agreement to RG Securities LLC One Hollow Lane, Suite 208, Lake Success, New York 11040, Attention: James Scibelli. Copies of all notices delivered to HCFP and RG shall be delivered to Katten Muchin Zavis Rosenman, 575 Madison Avenue, New York, New York 10022, Attention: Eric M. Lerner, Esq.

21.	The last sentence of Paragraph 1 (Retention) of the PJacement Agent Agreement is hereby replaced with the following sentence: “For the purposes of this Agreement, the term “Expiration Date” shall mean November 15, 2002, unless extended by the parties hereto.”

22.	This letter agreement shall be governed by the laws of the State of New York.

23.	This letter agreement may be executed in counterparts, each of which when executed and delivered (including by facsimile) will be deemed to be an original and all of which counterparts taken together will constitute but one and the same agreement.

[Signature page follows]

Very truly yours,

HCFP/BRENNER SECURITIES, LLC

By:	/s/ Ira Scott Greenspan

Name:	Ira Scott Greenspan
Title:	Vice Chairman

Acknowledged and Agreed to as of

the date first above written.

RG SECURITIES, LLC

By:	/s/ James Scibelli

Name:	James Scibelli
Title:

DWANGO NORTH AMERICA, INC.

By:	/s/ Robert E. Huntley

Name:	Robert E. Huntley
Title:	Chief Executive Officer